UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2014

AJS BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	000-55083	90-1022599
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

14757 South Cicero Avenue, Midlothian, Illinois	60445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (708) 687-7400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A is being filed as an amendment (“Amendment No. 1”) to the current report on Form 8-K filed by AJS Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission on July 28, 2014.  The purpose of this Amendment No. 1 is to revise the earnings release of that date to account for the impact of subsequent loan sales that began during the second quarter of 2014 and affected the results of operations and financial condition of the Company at and for the three and six months ended June 30, 2014.

Item 2.02	Results of Operations and Financial Condition

On August 18, 2014, the Company completed the sale of two impaired multifamily loans with an aggregate carrying value of $1.6 million. The loans consisted of a $1.1 million accruing substandard loan and a $523,000 non-accrual loan. The loan sales resulted in total pre-tax charges of $410,000 and a tax benefit of $190,000.

As a result of the loan sales, the Company’s charge-offs increased by $410,000 which led to an increase in the Company’s provision for loan losses of $480,000 for both the three and six month periods ended June 30, 2014. Net income was accordingly reduced by $290,000 to $1.5 million, or $0.66 per diluted share, and $1.7 million, or $0.76 per diluted share, for the three and six months ended June 30, 2014, respectively.

The loan sale also reduced total assets and total stockholders’ equity by $290,000 at June 30, 2014. Total assets were revised to $222.1 million and total stockholders’ equity was revised to $35.4 million at June 30, 2014. Book value at June 30, 2014 was $14.94 per share. The subsequent loan sales also resulted in the transfer of $1.2 million from net loans to loans held for sale.

A copy of the Company’s unaudited selected financial information is included as Exhibit 99.1 to this report and is being furnished to the SEC and shall not be deemed filed for any purpose.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired: None
(b)	Pro Forma Financial Information: None
(c)	Shell company transactions: None
(d)	Exhibits:
99.1 Unaudited Selected Financial Information of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AJS BANCORP, INC. (Registrant)
DATE: August 19, 2014	By:	/s/ Emily Lane
Emily Lane
Chief Financial Officer